Exhibit 99.1

For release:  February 15, 2017

Contact: John, K. Lines, SVP, General Counsel

Phone: (615) 890-2020

NHC Reports Year End Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC), the nation's oldest publicly traded long-term health care company, today announced net operating revenues for the year ended December 31, 2016 totaled $926,638,000 compared to $906,622,000 for the year ended December 31, 2015, an increase of 2.2%.  For the year ended December 31, 2016, net income available to common shareholders was $50,538,000 compared to $46,324,000 for the 2015 year, an increase of 9.1%.  Excluding the operating losses from the two newly constructed skilled nursing facilities and two assisted living facilities placed in service in 2016 and 2015, net income available to common shareholders for the year ended December 31, 2016 would have been $55,164,000, which is an increase of 13.5% over the 2015 year.  Net income was $3.34 per share basic for each of the years ended December 31, 2016 and 2015.

Net operating revenues for the three months ended December 31, 2016 totaled $238,001,000 compared to $233,927,000 for the same three months in 2015, an increase of 1.7%.  Fourth quarter of 2016 net income available to common shareholders was $13,863,000, or $0.92 per basic share, compared to $14,644,000, or $1.03 per basic share, in the fourth quarter of 2015.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 74 skilled nursing facilities with 9,398 beds.  NHC affiliates also operate 21 assisted living communities, five independent living communities, and 36 homecare programs.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2016	2015	2016	2015
Revenues:	(unaudited)
Net patient revenues	$ 227,484	$ 223,001	$ 880,724	$ 864,846
Other revenues	10,517	10,926	45,914	41,776
Net operating revenues	238,001	233,927	926,638	906,622

Costs and Expenses:
Salaries, wages and benefits	142,516	139,969	548,007	532,735
Other operating	56,262	53,242	233,833	227,072
Facility rent	10,332	9,995	41,292	39,967
Depreciation and amortization	10,176	9,672	39,023	37,114
Interest	1,028	826	3,941	2,608
Total costs and expenses	220,314	213,704	866,096	839,496

Income Before Non-Operating Income	17,687	20,223	60,542	67,126
Non-Operating Income	4,876	5,246	19,665	18,148

Income Before Income Taxes	22,563	25,469	80,207	85,274
Income Tax Provision	(8,700)	(10,493)	(29,669)	(32,131)

Net Income	13,863	14,976	50,538	53,143

Dividends to Preferred Stockholders	-	(332)	-	(6,819)

Net Income Available to Common Stockholders	$ 13,863	$ 14,644	$ 50,538	$ 46,324

Earnings Per Common Share
Basic	$ 0.92	$ 1.03	$ 3.34	$ 3.34
Diluted	$ 0.91	$ 0.99	$ 3.32	$ 3.20

Weighted average common shares outstanding
Basic	15,150,514	14,216,818	15,134,518	13,889,134
Diluted	15,176,453	14,865,545	15,206,997	14,491,433

Dividends declared per common share	$ 0.45	$ 0.40	$ 1.75	$ 1.54

Balance Sheet Data
(in thousands)	Dec. 31	Dec. 31
	2016	2015
Cash and marketable securities	$ 164,348	$ 154,376
Restricted cash and marketable securities	188,958	180,972
Current assets	290,857	278,942
Property and equipment, net	559,624	536,046
Total assets	1,087,447	1,045,329
Current liabilities	150,928	150,656
Long-term debt	120,000	120,000
Stockholders' equity	669,611	630,996

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Selected Operating Statistics
(unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2016	2015	2016	2015
Per Diems:
Medicare	$ 462.59	$ 447.84	$ 452.51	$ 439.87
Managed Care	413.40	407.14	404.78	402.85
Medicaid	177.87	175.23	174.92	171.81
Private Pay and Other	225.98	219.07	224.53	217.50

Average Per Diem	$ 258.85	$ 255.81	$ 256.00	$ 253.53

Patient Days:
Medicare	115,970	125,285	475,637	510,086
Managed Care	56,342	55,141	222,635	220,290
Medicaid	325,940	321,603	1,284,722	1,256,942
Private Pay and Other	180,787	176,679	712,570	700,418
	679,039	678,708	2,695,564	2,687,736